Exhibit 99.1

NANOPHASE TECHNOLOGIES RECEIVES NEW ORDER

ROMEOVILLE, Ill., May 17 /PRNewswire-FirstCall/ — Nanophase Technologies (Nasdaq: NANX - News), a technology leader in nanomaterials and nanoengineered products, announced that it has received a new order valued at approximately $380,000 that it plans to ship in the second quarter. The order is for a new customer and application in medical devices and represents Nanophase’s first customer in the market. Based on information from the customer, Nanophase anticipates additional business going forward.

Nanophase Technologies Corporation (NANX), http://www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 24 United States and 50 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website.

This press release contains words such as “expects”, “shall”, “will”, “believes” and similar expressions that are intended to identify forward- looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s registration statement on Form 10K filed March 15, 2005 and other filings with the Securities and Exchange Commission. In addition, the Company’s forward- looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.